UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025 (November 26, 2024)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35975 (Commission File Number)	27-1650905 (IRS Employer Identification No.)

105 Edgeview Dr., Suite 300 Broomfield, CO (Address of principal executive offices)	80021 (Zip Code)

Registrant’s telephone number, including area code:

303-301-3271

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GOGO	NASDAQ Global Select Market
Preferred Stock Purchase Rights	GOGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

As previously disclosed on a Current Report on Form 8-K filed by Gogo Inc. (the “Company”) with the Securities and Exchange Commission on December 3, 2024 and dated December 2, 2024 (the “Original 8-K”), the Company has appointed Mr. Mike Begler as the Executive Vice President, Chief Operating Officer of the Company, effective January 1, 2025. This Current Report on Form 8-K is being filed to provide the information called for in Item 5.02(c)(3) of Form 8-K, which was not available at the time of the Original 8-K. Except as disclosed below, this Current Report on Form 8-K does not otherwise amend the Original 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with such appointment, on January 13, 2025, Mr. Begler entered into an employment agreement (the “Employment Agreement”) with Gogo Business Aviation LLC, a wholly-owned subsidiary of the Company, effective January 1, 2025. The Employment Agreement sets the base salary of Mr. Begler at $410,000, which shall be reviewed for increases at least annually, and provides that Mr. Begler will be eligible to receive an annual bonus with a target of 80% of his base salary, with the amount of such bonus to be determined by the Compensation Committee of the Company’s board of directors. In addition, the Employment Agreement provides that commencing in the 2025 calendar year, Mr. Begler will receive an annual equity award that will vest in equal annual installments over the four-year period following the date of grant. The Employment Agreement also provides that Mr. Begler will be eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements. The Employment Agreement is for no specific term and either the Company or Mr. Begler may terminate his employment at any time, with or without cause. If Mr. Begler is terminated without cause, resigns for good reason, or is terminated due to his death, he will be entitled to: (i) continuation of his base salary for 12 months following termination, (ii) a pro-rated annual bonus award earned based on actual performance, (iii) reimbursement of Consolidated Omnibus Budget Reconciliation Act (COBRA) premiums to maintain substantially equivalent health insurance coverage for 12 months following termination, (iv) any earned but unpaid base salary, (v) reimbursement of any unreimbursed business expenses and (vi) any earned but unpaid annual bonus award for the prior year. The payment of (i) and (ii) above will be contingent on Mr. Begler executing a general release of all claims against the Company. Mr. Begler is also subject to non-competition and non-solicitation covenants for 12 months after leaving the employment of the Company.

Also in connection with such appointment, on January 13, 2025, Mr. Begler entered into a Change in Control Severance Agreement (the “CIC Agreement”) with the Company, effective immediately. The material terms of the CIC Agreement align with the Form of Change in Control Severance Agreement, for named executive officers other than Oakleigh Thorne, Barry Rowan and Jessica Betjemann (the “Form CIC Agreement”), as amended by Amendment No. 1 to the Form CIC Agreement, which are filed as Exhibits 10.2.3 and 10.2.4, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The foregoing descriptions of the Employment Agreement and the CIC Agreement are only summaries of the material terms thereof, do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the CIC Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Crystal L. Gordon
Crystal L. Gordon
Executive Vice President, General Counsel, Chief Administrative Officer, and Secretary

Date: January 14, 2025